Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors of

Nationwide Appraisal Services Corporation

We consent to the incorporation by reference in the registration statements (No. 333-66375 and 333-112982) on Form S-8 of Capital Title Group, Inc. of our report dated February 27, 2004, with respect to the balance sheet of Nationwide Appraisal Services Corporation as of December 31, 2003, and the related statements of operations and retained earnings and cash flows for the year then ended, which report appears in the Form 8-K of Capital Title Group, Inc. dated May 4, 2004.

/s/ KPMG LLP

Pittsburgh, Pennsylvania

May 4, 2004